Power of Attorney
        1.        Designation of Attorneys-in-Fact.  The
undersigned, hereby designates each of Joanna S.
Monroe, James Defebaugh, Todd N. Gilman, Matthew S.
Topham, and Chris K. Visser, individuals with full
power of substitution, as my attorney-in-fact to act
for me and in my name, place and stead, and on my
behalf in connection with the matters set forth
in Item 2 below.
        2.        Powers of Attorney-in-Fact.  Each attorney-
in-fact, as fiduciary, shall have the authority to sign
all such U.S. Securities and Exchange Commission
("SEC") reports, forms and other filings, specifically
including but not limited to Forms 3, 4, 5 and 144, as
such attorney-in-fact deems necessary or desirable in
connection with the satisfaction of my reporting
obligations under the rules and regulations of the SEC.
        3.        Effectiveness.  This power of attorney shall
become effective upon the execution of this document.
        4.        Duration.  This power of attorney shall
remain in effect until revoked by me.  This power of
attorney shall not be affected by disability of the
principal.
        5.        Revocation.  This power of attorney may be
revoked in writing at any time by my giving written
notice to the attorney-in-fact.  If this power of
attorney has been recorded, the written notice of
revocation shall also be recorded.
        Date:  April 20, 2009.
        __Derrek L. Gafford____
          Derrek L. Gafford
STATE OF WASHINGTON        )
COUNTY OF PIERCE        )
SIGNED OR ATTESTED before me on 04/20/09 by Derrek L.
Gafford.
                __Michelle L. Isaacson_____
                Signature of Notary Public
                __Michelle L. Isaacson____
(SEAL)        Typed Name of Notary Public
                Residing at: Lacey, WA 98516
                My Commission Expires:  09/15/12